AUTODESK, INC. (ADSK)
FIRST QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
May 16, 2013
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 16, 2013 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

First Quarter Fiscal 2014 Overview

A mixed global economy weighed heavily on our first quarter results. Solid performance in Japan and pockets of growth in other countries couldn't offset weakness we experienced in the majority of our end-markets. Our suites and Architecture, Engineering and Construction (AEC) products performed relatively well, while our other product groups registered declines.

First quarter performance included:

•	Revenue decreased 3 percent to $570 million, compared to the first quarter last year and decreased 6 percent compared to the fourth quarter of fiscal 2013.

•	GAAP operating margin was 14 percent, compared to 16 percent in the first quarter last year and 14 percent in the fourth quarter of fiscal 2013.

•	Non-GAAP operating margin decreased approximately 60 basis points to 24 percent, compared to 25 percent in the first quarter last year and 25 percent in the fourth quarter of fiscal 2013.

•	GAAP diluted earnings per share were $0.24, compared to $0.34 in the first quarter last year and $0.32 in the fourth quarter of fiscal 2013.

•	Non-GAAP diluted earnings per share were $0.42, compared to $0.47 in the first quarter last year and $0.53 in the fourth quarter of fiscal 2013.

•	Deferred revenue increased 17 percent to a record $851 million, compared to $727 million in the first quarter last year and increased 2 percent compared to the fourth quarter of fiscal 2013.

•	Cash flow from operating activities was a record $224 million, compared to $139 million in the first quarter last year and $156 million in the fourth quarter of fiscal 2013.

Revenue Analysis

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
Total net revenue (1)	$589	$569	$548	$607	$570
License and other revenue (2)	$355	$334	$310	$365	$324
Subscription revenue (2)	$233	$235	$238	$242	$247
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) Effective in the first quarter of fiscal 2014, Autodesk reclassified certain revenue associated with cloud service offerings from
"License and Other Revenue" to "Subscription Revenue." Prior period amounts have been revised to conform to the current period presentation. Subscription revenue includes maintenance and cloud-based revenue.

Total net revenue for the first quarter decreased 3 percent to $570 million, as compared to the first quarter last year as reported, and flat on a constant currency basis. Total net revenue for the first quarter decreased 6 percent sequentially as reported, and 6 percent on a constant currency basis.

As a reminder, during the fourth quarter of fiscal 2013, Autodesk executed a promotion which pulled forward approximately $24 million in revenue from the first half of fiscal 2014.

License and other revenue decreased 9 percent to $324 million, as compared to the first quarter last year, and decreased 11 percent sequentially.

Effective in the first quarter of fiscal 2014, Autodesk reclassified certain revenue and cost of revenue amounts associated with our cloud service offerings from "License and Other Revenue" to our new revenue line item "Subscription Revenue." Subscription Revenue consists of two components: maintenance revenue for our software products and revenue for our cloud service offerings including Autodesk 360. Prior period amounts have been revised to conform to the current period presentation. Subscription revenue increased 6 percent to $247 million, as compared to the first quarter last year, and increased 2 percent sequentially.

Net subscription billings (includes maintenance and cloud service billings) increased 8 percent compared to the first quarter last year. The year-over-year increase is related primarily to an increase in multi-year maintenance subscriptions. Net subscription billings (includes maintenance and cloud service billings) decreased 23 percent sequentially. The sequential decrease is related primarily to typical seasonality and a reduction in multi-year maintenance subscriptions.

Revenue by Geography

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
EMEA	$224	$210	$196	$238	$216
Americas	$208	$199	$209	$221	$202
Asia Pacific	$157	$161	$142	$148	$152

Emerging Economies	$82	$88	$80	$84	$75
Emerging as a percentage of Total Revenue	14%	15%	15%	14%	13%

Revenue in EMEA decreased 4 percent to $216 million, as compared to the first quarter last year as reported, and increased 1 percent on a constant currency basis. EMEA revenue decreased 9 percent sequentially as reported, and 10 percent on a constant currency basis. Year-over-year results were mixed by country with particular weakness in southern Europe.

Revenue in the Americas decreased 3 percent to $202 million, as compared to the first quarter last year, and decreased 8 percent sequentially. The U.S. was flat year-over-year, while most other countries in the Americas experienced declines.

Revenue in APAC decreased 3 percent to $152 million, as compared to the first quarter last year as reported, and increased 1 percent on a constant currency basis. Revenue in APAC increased 3 percent sequentially as reported, and 5 percent on a constant currency basis. Japan experienced solid year-over-year growth on a constant currency basis, while most other countries in APAC experienced declines.

Revenue from emerging economies decreased 8 percent to $75 million, as compared to the first quarter last year as reported, and 6 percent on a constant currency basis. Most emerging economies experienced year-over-year declines. Revenue from emerging economies decreased 11 percent sequentially as reported, and on a constant currency basis.

Revenue by Product Type

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
Flagship *	$343	$325	$302	$331	$312
Suites *	$164	$164	$164	$188	$176
New and Adjacent *	$82	$80	$81	$89	$82
____________
* The 2013 quarterly product category revenue amounts have been updated to conform with the current period's presentation.

As we have previously discussed, our customers continue to migrate to our Design and Creation Suites. As a result, revenue for many of our stand-alone products is decreasing, which impacts the growth of both Flagship and New and Adjacent categories.

Revenue from Flagship products decreased 9 percent to $312 million, compared to the first quarter last year, and 6 percent sequentially. The year-over-year decline in Flagship was driven by decreases in AutoCAD and AutoCAD LT as customers migrate to our suites.

Revenue from Suites was $176 million, or 31 percent of total revenue. Revenue from Suites increased 8 percent compared to the first quarter last year, and decreased 6 percent sequentially. Year-over-year growth was led by AEC suites.

Revenue from New and Adjacent products was $82 million, flat compared to the first quarter last year, and decreased 7 percent sequentially.

Foreign Currency Impact

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
FX Impact on Total Revenue	$14	$(1)	$(10)	$(15)	$(17)
FX Impact on Cost of Revenue and Operating Expenses	$(2)	$6	$7	$1	$5
FX Impact on Operating Income	$12	$5	$(3)	$(14)	$(12)

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $17 million unfavorable on revenue and $5 million favorable on cost of revenue and operating expenses.

Compared to the fourth quarter of fiscal 2013, the impact of foreign currency exchange rates and hedging was $3 million unfavorable on revenue and $3 million favorable on expenses.

Revenue by Business Segment

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
Platform Solutions and Emerging Business*	$227	$216	$203	$197	$213
Architecture, Engineering and Construction*	$166	$163	$165	$208	$172
Manufacturing	$146	$141	$132	$155	$139
Media and Entertainment	$51	$49	$48	$47	$47
____________
* The 2013 quarterly segment revenue amounts have been updated to conform with the current period's presentation.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment decreased 6 percent to $213 million, compared to the first quarter last year, and increased 8 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $192 million, a decrease of 6 percent compared to the first quarter last year, and an increase of 13 percent sequentially. The decrease in AutoCAD in part reflects customer migration to our Design and Creation Suites. The decrease in AutoCAD LT in part reflects the mixed global economic environment. Revenue from PSEB suites decreased 14 percent compared to the first quarter last year, and 24 percent sequentially. Year-over-year growth in AutoCAD Suites was strong, while education suites declined sharply.

Revenue from our AEC business segment increased 4 percent to $172 million, compared to the first quarter last year, and decreased 17 percent sequentially. Revenue from our AEC suites increased 14 percent compared to the first quarter last year, and decreased 1 percent sequentially. Year-over-year growth in AEC was led by growth in the Building Design Suites and Infrastructure Design Suites, partially offset by decreases in stand-alone products.

Revenue from our Manufacturing business segment decreased 4 percent to $139 million, compared to the first quarter last year, and decreased 10 percent sequentially. Revenue from our Manufacturing suites increased 8 percent compared to the first quarter last year, and decreased 8 percent sequentially. The year-over-year decrease in our manufacturing segment was primarily the result of decreases in stand-alone products, which was partially offset by growth in manufacturing suites.

Revenue from our Media and Entertainment (M&E) business segment decreased 8 percent to $47 million, compared to the first quarter last year and was flat sequentially. Revenue from our animation products including Maya, 3ds Max, and our Entertainment Creation Suites decreased 9 percent compared to the first quarter last year, and increased 4 percent sequentially. Revenue from Creative Finishing decreased 5 percent compared to the first quarter last year, and 10 percent sequentially. The decrease in M&E revenue is related primarily to a general decrease in the M&E industry end-market demand, as well as the inclusion of our M&E products in other Autodesk industry suites.

Balance Sheet Items and Cash Review

(in millions)	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
Cash Flows from Operating Activities	$139	$107	$157	$156	$224
Capital Expenditures	$12	$17	$17	$12	$26
Depreciation, Amortization and Accretion	$29	$29	$35	$35	$33
Total Cash and Marketable Securities	$1,796	$1,717	$1,737	$2,365	$2,480
Days Sales Outstanding	46	58	49	74	46
Deferred Revenue	$727	$752	$714	$835	$851

Total cash and investments at the end of the first quarter was approximately $2.5 billion. Approximately 70% of the total cash and investments is located offshore and will fluctuate subject to business needs.

During the first quarter, Autodesk used $129 million to repurchase approximately 3.2 million shares of common stock at an average repurchase price of $40.18 per share. Through this stock repurchase program, Autodesk remains committed to returning excess cash to our stockholders and reducing shares outstanding over time.

Cash flow from operating activities during the first quarter was a record $224 million, an increase of 61 percent compared to the first quarter last year and 44 percent sequentially. The year-over-year and sequential increase is primarily related to a significant decrease in accounts receivable and billings linearity.

Days sales outstanding (DSO) was 46 days, which was flat as compared to the first quarter last year and a decrease of 28 days sequentially. The sequential decrease is primarily related to typical subscription billings seasonality and billings linearity.

Deferred revenue was a record $851 million, an increase of 17 percent compared to the first quarter last year and 2 percent sequentially.  The year-over-year increase is primarily related to increased subscription billings over the past four quarters.  The sequential increase in deferred revenue is primarily related to strong first quarter subscription billings.

Backlog was $2 million, a decrease of $4 million compared to the first quarter last year and $18 million sequentially. At the end of the first quarter, channel inventory was approximately one week.

Margins and EPS Review

	1Q 2013	2Q 2013	3Q 2013	4Q 2013	1Q 2014
Gross Margin
Gross Margin - GAAP	90%	89%	89%	90%	88%
Gross Margin - Non-GAAP	92%	91%	91%	92%	90%
Operating Expenses (in millions)
Operating Expenses - GAAP	$436	$416	$456	$460	$422
Operating Expenses - Non-GAAP	$396	$376	$355	$404	$378
Operating Margin
Operating Margin - GAAP	16%	16%	6%	14%	14%
Operating Margin - Non-GAAP	25%	25%	27%	25%	24%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.34	$0.28	$0.13	$0.32	$0.24
Diluted Net Income Per Share - Non-GAAP	$0.47	$0.48	$0.47	$0.53	$0.42

GAAP gross margin in the first quarter was 88 percent. Non-GAAP gross margin in the first quarter was 90 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to higher cloud-related costs and lower revenue. The sequential decrease in both GAAP and non-GAAP gross margin is primarily related to lower revenue and the seasonality of cost of goods sold.

GAAP operating expenses decreased 3 percent year-over-year and 8 percent sequentially. Non-GAAP operating expenses decreased 4 percent year-over-year and 6 percent sequentially. The year-over-year decrease in both GAAP and non-GAAP operating expenses is primarily related to lower employee related costs and marketing related costs. The sequential decrease in both GAAP and non-GAAP operating expenses is related to typical seasonality.

GAAP operating margin was 14 percent, a decrease of 170 basis points compared to the first quarter last year. Foreign currency exchange had a negative impact on GAAP operating margin of approximately 165 basis points, compared to the first quarter last year. Non-GAAP operating margin was 24 percent and decreased approximately 60 basis points compared to the first quarter last year. Foreign currency exchange had a negative impact on non-GAAP operating margin of approximately 135 basis points, compared to the first quarter last year. Both the GAAP and non-GAAP year-over-year decrease in operating margin was due primarily to lower revenue related to foreign currency exchange headwinds and increased costs of goods sold.

GAAP operating margin increased approximately 30 basis points sequentially primarily related to decreased employee related costs and restructuring costs. Non-GAAP operating margin decreased approximately 110 basis points sequentially primarily related to lower revenue and increased costs of goods sold.

The first quarter effective tax rate was 23.4 percent and 25.5 percent for our GAAP and non-GAAP results, respectively.

GAAP earnings per diluted share for the first quarter were $0.24. Non-GAAP earnings per diluted share for the first quarter were $0.42.

The share count used to compute basic net income per share was 223.8 million. The share count used to compute diluted net income per share was 229.3 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk's business outlook for the second quarter and full year fiscal 2014 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment, and interest expense related to Autodesk's $750 million debt offering in December 2012.

Second Quarter Fiscal 2014

2Q FY14 Guidance Metrics	Q2 FY14 (ending July 31, 2013)
Revenue (in millions)	$550 - $570
EPS GAAP	$0.21 - $0.26
EPS Non-GAAP	$0.39 - $0.44

Non-GAAP earnings per diluted share exclude $0.11 related to stock-based compensation expense, $0.06 for the amortization of acquisition related intangibles and $0.01 for restructuring, net of tax.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our second quarter fiscal 2014 has been hedged, which should materially reduce the impact of currency fluctuations on our second quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2014 has been hedged. The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2014

Net revenue for fiscal 2014 is now expected to increase by approximately 3 percent compared to fiscal 2013. Autodesk now anticipates fiscal 2014 GAAP operating margin to increase approximately 360 to 410 basis points and non-GAAP operating margin to increase approximately 50 to 100 basis points compared to fiscal 2013. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2014 is provided in the tables following these prepared remarks.

Both second quarter fiscal 2014 and full year fiscal 2014 outlooks assume annual effective tax rates of approximately 24 percent and approximately 25.5 percent for GAAP and non-GAAP results, respectively. These rates do not include one-time discrete items but do reflect the recently enacted extension of the federal R&D tax credit benefit through December 31, 2013.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected revenue and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Maya®
•Plant 3D
•Revit® products (standalone)

“Suites” include the following products classes:

•Autodesk® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites
•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault products
•All other products

Glossary of Terms

License and Other revenue: License and other revenue consists of two components: all forms of product license revenue and other revenue. Product license revenue includes: software license revenue from the sale of new seat licenses and upgrades. Other revenue consists of revenue from Creative Finishing, consulting and training services.

Subscription revenue: Our subscription revenue consists of two components: maintenance revenue for our software products and revenue for our cloud service offerings, including Autodesk 360.

Maintenance: Our maintenance program provides our commercial and educational customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated demand and revenue performance and trends (including by geography, product, product type, and end user), the impact of general seasonality on the timing of future revenues, the impact of foreign exchange hedges and other statements regarding our expected strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; the success of our internal reorganization and restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; failure to successfully incorporate sales of licenses of products suites into our overall sales strategy; weak or negative growth in the industries we serve; failure to successfully expand adoption of our products including key initiatives, including our continuing efforts to attract customers to our cloud-based offerings; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of Autodesk consultants; the expense or impact of legal or regulatory proceedings; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2013, which is on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2013 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2014	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$570				$570
License and Other Revenue	$324				$324
Subscription Revenue	$247				$247

GAAP Gross Margin	88%				88%
Non-GAAP Gross Margin (1)(2)	90%				90%

GAAP Operating Expenses	$422				$422
GAAP Operating Margin	14%				14%
GAAP Net Income	$56				$56
GAAP Diluted Net Income Per Share (b)	$0.24				$0.24

Non-GAAP Operating Expenses (1)(3)	$378				$378
Non-GAAP Operating Margin (1)(4)	24%				24%
Non-GAAP Net Income (1)(5)(c)	$96				$96
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.42				$0.42

Total Cash and Marketable Securities	$2,480				$2,480
Days Sales Outstanding	46				46
Capital Expenditures	$26				$26
Cash Flow from Operating Activities	$224				$224
GAAP Depreciation, Amortization and Accretion	$33				$33

Deferred Subscription Revenue Balance	$755				$755

Revenue by Geography:
Americas	$202				$202
Europe, Middle East and Africa	$216				$216
Asia Pacific	$152				$152
% of Total Rev from Emerging Economies	13%				13%

Revenue by Segment:
Platform Solutions and Emerging Business	$213				$213
Architecture, Engineering and Construction	$172				$172
Manufacturing	$139				$139
Media and Entertainment	$47				$47

Other Revenue Statistics:
% of Total Rev from Flagship	55%				55%
% of Total Rev from Suites	31%				31%
% of Total Rev from New and Adjacent	14%				14%
% of Total Rev from AutoCAD and AutoCAD LT	34%				34%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(17)				$(17)
FX Impact on Cost of Revenue and Total Operating Expenses	$5				$5
FX Impact on Operating Income	$(12)				$(12)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$195				$195
Architecture, Engineering and Construction	$156				$156
Manufacturing	$128				$128
Media and Entertainment	$37				$37
Unallocated amounts	$(12)				$(12)

Common Stock Statistics:
Common Shares Outstanding	224.4				224.4
Fully Diluted Weighted Average Shares Outstanding	229.3				229.3
Shares Repurchased	3.2				3.2

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
(2) GAAP Gross Margin	88%				88%
Stock-based compensation expense	—%				—%
Amortization of developed technology	2%				2%
Non-GAAP Gross Margin	90%				90%

(3) GAAP Operating Expenses	$422				$422
Stock-based compensation expense	(32)				(32)
Amortization of customer relationships and trade names	(11)				(11)
Restructuring (charges) benefits, net	—				—
Non-GAAP Operating Expenses	$378				$378

(4) GAAP Operating Margin	14%				14%
Stock-based compensation expense	6%				6%
Amortization of developed technology	2%				2%
Amortization of customer relationships and trade names	2%				2%
Restructuring charges (benefits), net	—%				—%
Non-GAAP Operating Margin	24%				24%

(5) GAAP Net Income	$56				$56
Stock-based compensation expense	34				34
Amortization of developed technology	11				11
Amortization of customer relationships and trade names	11				11
Restructuring charges (benefits), net	—				—
(Gain) loss on strategic investments	1				1
Discrete GAAP tax provision items	(1)				(1)
Income tax effect of non-GAAP adjustments	(15)				(15)
Non-GAAP Net Income	$96				$96

(6) GAAP Diluted Net Income Per Share	$0.24				$0.24
Stock-based compensation expense	0.15				0.15
Amortization of developed technology	0.05				0.05
Amortization of customer relationships and trade names	0.05				0.05
Restructuring charges (benefits), net	—				—
(Gain) loss on strategic investments	—				—
Discrete GAAP tax provision items	—				—
Income tax effect of non-GAAP adjustments	(0.07)				(0.07)
Non-GAAP Diluted Net Income Per Share	$0.42				$0.42

Reconciliation for Fiscal 2014:
The following is a reconciliation of anticipated fiscal 2014 GAAP and non-GAAP operating margins:
	Fiscal 2014
Projected non-GAAP operating margin basis-point (bpt) improvement range	50 bpt	100 bpt
GAAP operating margin basis point improvement over prior year	360	410
Stock-based compensation expense	(100)	(100)
Amortization of purchased intangibles	(30)	(30)
Restructuring charges	(180)	(180)
Non-GAAP operating margin basis point improvement over prior year	50	100

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013

Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$589	$569	$548	$607	$2,312
License and Other Revenue (c)	$355	$334	$310	$365	$1,364
Subscription Revenue (c)	$233	$235	$238	$242	$948

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	92%	91%	91%	92%	92%

GAAP Operating Expenses	$436	$416	$456	$460	$1,768
GAAP Operating Margin	16%	16%	6%	14%	13%
GAAP Net Income	$79	$65	$29	$75	$248
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28	$0.13	$0.32	$1.07

Non-GAAP Operating Expenses (1)(3)	$396	$376	$355	$404	$1,531
Non-GAAP Operating Margin (1)(4)	25%	25%	27%	25%	25%
Non-GAAP Net Income (1)(5)(c)	$109	$111	$109	$121	$450
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48	$0.47	$0.53	$1.94

Total Cash and Marketable Securities	$1,796	$1,717	$1,737	$2,365	$2,365
Days Sales Outstanding	46	58	49	74	74
Capital Expenditures	$12	$17	$17	$12	$56
Cash Flow from Operating Activities	$139	$107	$157	$156	$559
GAAP Depreciation, Amortization and Accretion	$29	$29	$35	$35	$128

Deferred Maintenance Revenue Balance	$648	$672	$634	$734	$734

Revenue by Geography:
Americas	$208	$199	$209	$221	$836
Europe, Middle East and Africa	$224	$210	$196	$238	$869
Asia Pacific	$157	$161	$142	$148	$608
% of Total Rev from Emerging Economies	14%	15%	15%	14%	14%

Revenue by Segment:
Platform Solutions and Emerging Business (c)	$227	$216	$203	$197	$843
Architecture, Engineering and Construction (c)	$166	$163	$165	$208	$701
Manufacturing	$146	$141	$132	$155	$574
Media and Entertainment	$51	$49	$48	$47	$194

Other Revenue Statistics (c):
% of Total Rev from Flagship (d)	58%	57%	55%	54%	56%
% of Total Rev from Suites	28%	29%	30%	31%	30%
% of Total Rev from New and Adjacent (d)	14%	14%	15%	15%	15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	33%	29%	33%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period:

FX Impact on Total Net Revenue	$14	$(1)	$(10)	$(15)	$(12)
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$7	$1	$12
FX Impact on Operating Income	$12	$5	(3)	$(14)	$—

Gross Margin by Segment (c):
Platform Solutions and Emerging Business	$214	$202	$190	$182	$788
Architecture, Engineering and Construction	$151	$149	$151	$192	$643
Manufacturing	$134	$130	$122	$145	$531
Media and Entertainment	$42	$39	$38	$38	$157
Unallocated amounts	$(11)	$(11)	$(11)	$(12)	$(45)

Common Stock Statistics:
Common Shares Outstanding	229.7	226.7	224.5	223.6	223.6
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	229.9	229.6	231.7
Shares Repurchased	2.5	3.4	4.0	2.6	12.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.
(d) The first three quarters of 2013 percentages have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	92%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$436	$416	$456	$460	$1,768
Stock-based compensation expense	(32)	(32)	(51)	(36)	(151)
Amortization of customer relationships and trade names	(8)	(8)	(14)	(13)	(42)

Restructuring (charges) benefits, net	—	—	(37)	(7)	(44)
Non-GAAP Operating Expenses	$396	$376	$355	$404	$1,531

(4) GAAP Operating Margin	16%	16%	6%	14%	13%
Stock-based compensation expense	6%	6%	10%	6%	7%
Amortization of developed technology	2%	2%	2%	2%	1%
Amortization of customer relationships and trade names	1%	1%	2%	2%	2%
Restructuring charges (benefits), net	—%	—%	7%	1%	2%
Non-GAAP Operating Margin	25%	25%	27%	25%	25%

(5) GAAP Net Income	$79	$65	$29	$75	$248
Stock-based compensation expense	33	34	52	38	156
Amortization of developed technology	10	10	10	10	40
Amortization of customer relationships and trade names	8	8	14	13	42
Restructuring charges (benefits), net	—	—	37	7	44
(Gain) loss on strategic investments (7)	(1)	5	—	—	4
Discrete GAAP tax provision items	(6)	3	(16)	(8)	(27)
Income tax effect of non-GAAP adjustments	(14)	(12)	(17)	(14)	(57)
Non-GAAP Net Income	$109	$111	$109	$121	$450

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28	$0.13	$0.32	$1.07
Stock-based compensation expense	0.14	0.15	0.23	0.16	0.67
Amortization of developed technology	0.04	0.04	0.04	0.05	0.18
Amortization of customer relationships and trade names	0.03	0.03	0.06	0.05	0.18
Restructuring charges (benefits), net	—	—	0.15	0.03	0.18
(Gain) loss on strategic investments (7)	—	0.02	—	—	0.02
Discrete GAAP tax provision items	(0.03)	0.01	(0.07)	(0.02)	(0.12)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.07)	(0.06)	(0.24)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48	$0.47	$0.53	$1.94

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.